Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
(917) 763-8106	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3003
glea@enteromedics.com

EnteroMedics Announces Appointment of Scott Youngstrom as Chief Financial Officer and Chief

Compliance Officer

ST. PAUL, Minnesota, September 7, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced the appointment of Scott Youngstrom as Chief Financial Officer and Chief Compliance Officer, effective October 3, 2016. Scott will succeed Greg Lea, EnteroMedics’ current Chief Financial Officer and Chief Compliance Officer, who will be retiring from the Company effective October 3, 2016, as previously announced.

“It is a privilege to welcome Scott as Chief Financial Officer and Chief Compliance Officer at this very exciting juncture here at EnteroMedics,” said Dan Gladney, Chief Executive Officer of EnteroMedics. “He is a highly accomplished executive with a strong background in financial and operational leadership within the medical device industry. His experience will be invaluable as we continue forward with efforts to secure broad reimbursement coverage for the vBloc® Therapy system, which will help ensure that this highly effective, proven therapy is as widely available as possible to patients in need. On behalf of everyone at EnteroMedics, I would like to thank Mr. Lea for his years of dedication and tireless efforts in helping to bring vBloc to the market, and we wish him well in all of his future endeavors.”

Mr. Youngstrom brings to EnteroMedics over 25 years of strategic financial and operational experience in a variety of medical device companies, most recently having served as Chief Financial Officer and Vice President, Finance at Galil Medical, a leading developer of cryotherapy technology. Prior to Galil Medical, from 2009-2014, Mr. Youngstrom served as Vice President, Chief Operating Officer, and Chief Financial Officer at DGIMED Ortho, Inc, a developer of orthopedic medical devices. Mr. Youngstrom has previously served as Chief Financial Officer and Vice President, Finance with Anulex Technologies, Enpath Medical, Compex Technologies, Acist Medical Systems, and Cardiotronics. Mr. Youngstrom serves on the Board of Directors of InnoVision, Inc.

“vBloc Therapy has consistently set itself apart as a safe and effective treatment for patients with morbid obesity, with the potential to serve as a key component within the obesity treatment paradigm,” said Mr. Youngstrom. “I look forward to joining EnteroMedics at such an important time, and to helping the company realize its full potential and achieve the goal of maximizing shareholder value.”

vBloc Therapy works to control sensations of hunger using a pacemaker-like device that is implanted during a minimally-invasive procedure. This approach empowers people to eat less, make healthier choices and lose weight without the major lifestyle implications of traditional weight loss surgeries. vBloc Achieve is a comprehensive, personalized weight loss support program to help vBloc patients reach and maintain health goals. While vBloc Therapy addresses hunger signals and cravings, vBloc Achieve provides emotional support and helps patients make positive lifestyle changes, including healthy, balanced eating and regular exercise, that are essential to long-term weight-loss success.

vBloc Therapy is approved for use in helping with weight loss in people aged 18 years and older who are obese, with a BMI of 40 to 45 kg/m2, or a BMI of 35 to 39.9 kg/m2 with a related health condition such as Type 2 diabetes, high blood pressure, high cholesterol levels or obstructive sleep apnea.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval and CE Mark approval.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.